EXHIBIT 99.1

Layne Christensen Reports Second Quarter Fiscal 2012 Earnings

  Revenues for the quarter were the highest in Company history, increasing $41.7 million, or 16.5%, to $295.0 million from $253.3 million last year.
  Net income for the quarter increased 64.5% to $10.6 million, or $0.54 per diluted share, compared to $6.5 million, or $0.33 per diluted share last year.
  Activity in the Mineral Exploration Division continues to improve compared to prior year with revenues for the quarter increasing 35.9% to $69.0 million and division income before interest and income taxes increasing 110.1% to $18.8 million.

Financial Data	Three Months		%	Six Months		%
(000's, except per share data)	7/31/11	7/31/10	Change	7/31/11	7/31/10	Change
Revenues
---Water Infrastructure	$ 217,718	$ 193,990	12.2	$ 413,783	$ 366,895	12.8
---Mineral Exploration	68,997	50,785	35.9	131,764	96,663	36.3
---Energy	5,742	5,843	(1.7)	11,402	15,392	(25.9)
---Other	2,595	2,682	(3.2)	5,474	5,065	8.1
Total revenues	$ 295,052	$ 253,300	16.5	$ 562,423	$ 484,015	16.2
Net income attributable to
Layne Christensen Company	10,610	6,450	64.5	23,676	13,021	81.8
Diluted EPS	0.54	0.33	63.6	1.20	0.67	79.1

"In total, Layne Christensen Company had a very solid quarter. The Mineral Exploration Division, including our Latin American affiliates, continues to drive the Company's earnings growth. The Water Infrastructure Division results included the benefit of last year's acquisitions of Bencor and our affiliate Costa Fortuna in Brazil and our specialty drilling project in Afghanistan. However, the division continues to experience pressure on earnings from the weakness in municipal markets primarily affecting our water supply and heavy construction businesses. We expect these operations to remain under pressure for some time. Profit margins in the Mineral Exploration Division remain strong as this business is currently working in more robust markets."

---Andrew B. Schmitt, Chief Executive Officer

MISSION WOODS, Kan., Sept. 7 2011 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the second quarter ended July 31, 2011, of $10,610,000, or $0.54 per diluted share, compared to net income of $6,450,000, or $0.33 per diluted share last year.

Revenues increased $41,752,000, or 16.5%, to $295,052,000, for the three months ended July 31, 2011, and $78,408,000, or 16.2%, to $562,423,000 for the six months ended July 31, 2011, as compared to the same periods last year. A further discussion of results of operations by division is presented below.

Cost of revenues increased $33,673,000, or 17.0%, to $231,419,000 (78.4% of revenues) and $61,986,000, or 16.8% to $431,644,000 (76.7% of revenues) for the three and six months ended July 31, 2011, compared to $197,746,000 (78.1% of revenues) and $369,658,000 (76.4% of revenues) for the same periods last year. The increases as a percentage of revenues are primarily due to margin pressures in the Water Infrastructure Division as discussed below.

Selling, general and administrative expenses increased 20.1% to $38,054,000 and 19.7% to $78,055,000 for the three and six months ended July 31, 2011, compared to $31,698,000 and $65,213,000 for the same periods last year. The increases were primarily due to additional expenses of $2,814,000 and $4,235,000 from acquired operations, $2,815,000 and $4,883,000 of increased compensation costs, $1,948,000 and $2,574,000 of increased legal and professional fees and $750,000 and $1,262,000 of increased travel costs for the three and six months, respectively, partially offset by reduction in various other expense categories.

Depreciation, depletion and amortization increased 21.2% to $14,706,000 and 13.5% to $29,788,000 for the three and six months ended July 31, 2011, compared to $12,131,000 and $26,256,000 for the same periods last year. The increases were primarily the result of acquisitions and property additions, partially offset by lower depletion in the Energy Division as a result of higher estimates of economically recoverable gas reserves.

Equity in earnings of affiliates increased 385.5% to $7,836,000 and 258.6% to $12,505,000 for the three and six months ended July 31, 2011, compared to $1,614,000 and $3,487,000 for the same periods last year. The increase reflects the impact of an improved minerals exploration market in Latin America, primarily for gold and copper in Chile and Peru.

Interest expense increased to $717,000 and $1,061,000 for the three and six months ended July 31, 2011, compared to $517,000 and $1,043,000 for the same periods last year, the result of increased borrowings on our credit facilities to fund working capital.

Other income, net for the three months ended July 31, 2011, consisted primarily of gains of $2,323,000 on the sale of equipment, partially offset by foreign exchange losses of $793,000. Other income, net for the six months ended July 31, 2011, consisted primarily of a gain of $5,167,000 (inclusive of $192,000 amortization of deferred gain) on the sale of a facility in California, a gain of $996,000 on the sale of certain investment securities in Australia and gains of $2,913,000 on the sale of other equipment, partially offset by foreign exchange losses of $593,000. The facility in California was sold in anticipation of relocating existing operations to a different property.

Income tax expense of $8,075,000 (an effective rate of 41.9%) and $17,746,000 (an effective rate of 41.7%) was recorded for the three and six months ended July 31, 2011, respectively, compared to $6,561,000 (an effective rate of 50.4%) and $12,387,000 (an effective rate of 48.7%) for the same periods last year. The decrease in the effective rate was primarily attributable to a lesser tax impact of certain foreign operations and foreign affiliates. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Summary of Operating Segment Data

The following table summarizes financial information for the Company's operating segments. A discussion of the results of each segment follows the table.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2011	2010	2011	2010
Revenues
Water Infrastructure	$ 217,718	$ 193,990	$ 413,783	$ 366,895
Mineral Exploration	68,997	50,785	131,764	96,663
Energy	5,742	5,843	11,402	15,392
Other	2,595	2,682	5,474	5,065
Total revenues	$ 295,052	$ 253,300	$ 562,423	$ 484,015
Equity in earnings of affiliates
Water Infrastructure	$ 799	$ --	$ 925	$ --
Mineral Exploration	7,037	1,614	11,580	3,487
Total equity in earnings of affiliates	$ 7,836	$ 1,614	$ 12,505	$ 3,487
Income (loss) before income taxes
Water Infrastructure	$ 7,658	$ 10,285	$ 21,833	$ 18,925
Mineral Exploration	18,819	8,956	36,065	17,543
Energy	259	480	1,239	2,997
Other	501	544	804	792
Unallocated corporate expenses	(7,267)	(6,737)	(16,324)	(13,806)
Interest expense	(717)	(517)	(1,061)	(1,043)
Total income before income taxes	$ 19,253	$ 13,011	$ 42,556	$ 25,408

Water Infrastructure Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 217,718	$ 193,990	$ 413,783	$ 366,895
Income before income taxes	7,658	10,285	21,833	18,925

Water Infrastructure Division revenues increased 12.2% to $217,718,000 and 12.8% to $413,783,000 for the three and six months ended July 31, 2011, respectively, compared to $193,990,000 and $366,895,000 for the same periods last year. The increase for the three months was primarily attributable to additional revenues of $16,456,000 from acquired and start-up operations, $9,308,000 from our water resources and technologies, $3,216,000 from our specialty and injection well drilling operations and $1,717,000 in our Inliner businesses. The increases were partially offset by a decline of $4,101,000 in our heavy construction operations that were impacted by weather related project delays. The increase for the six months was primarily attributable to additional revenues of $31,361,000 from acquired and start-up operations, $8,220,000 in water resources and technologies and $3,228,000 in our Inliner businesses. The increases were partially offset by a decline of $669,000 in our heavy construction operations that were impacted by weather related project delays and $2,770,000 in our non-acquisition related geoconstruction projects, the result of lower activity compared to last year.

Included in revenues for the three and six months ended July 31, 2011, were $3,218,000 and $6,950,000, respectively, from our project in Afghanistan compared to $3,604,000 and $9,081,000 for the same periods last year. This project contributed $2,692,000 and $5,873,000, respectively, to income before income taxes for the three and six months ended July 31, 2011, compared to $2,166,000 and $5,399,000 for the same periods last year. Drilling operations on this project have ceased and we are nearing the completion of demobilizing our equipment.

Income before income taxes for the Water Infrastructure Division decreased 25.5% to $7,658,000 for the three months ended July 31, 2011, compared to $10,285,000 for the same period last year. The decrease was primarily attributable to a decline of $5,436,000 from our heavy construction operations, partially offset by an increase of $3,064,000 from acquired and start-up operations. The heavy construction decline was due to continued downward pressure on margins for municipal bid projects and inefficiencies and cost overruns due to weather and other project delays. We expect profit margins for projects in the municipal sector to remain under pressure for some time.

Included in the results of the Water Infrastructure Division for the six months ended July 31, 2011, was a gain of $5,167,000 (inclusive of $192,000 amortization of deferred gain) on the sale of a facility in Fontana, California. Exclusive of this gain, income before income taxes for the Water Infrastructure Division decreased 11.9% to $16,666,000 for the six months ended July 31, 2011, compared to $18,925,000 for the same period last year. The decrease was primarily attributable to a decline of $6,123,000 from our heavy construction operations that were impacted by continued downward pressure on margins for municipal bid projects and weather related project delays, partially offset by an increase of $4,626,000 from acquired and start-up operations.

The backlog in the Water Infrastructure Division was $478,087,000 as of July 31, 2011, compared to $526,972,000 as of July 31, 2010.

Mineral Exploration Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 68,997	$ 50,785	$ 131,764	$ 96,663
Income before income taxes	18,819	8,956	36,065	17,543

Mineral Exploration Division revenues increased 35.9% to $68,997,000 and 36.3% to $131,764,000 for the three and six months ended July 31, 2011, respectively, compared to $50,785,000 and $96,663,000 for the same periods last year. The increases were driven by increased activity levels across all locations, particularly the southeast U.S., Brazil and southern Africa.

Income before income taxes for the Mineral Exploration Division increased 110.1% to $18,819,000 and 105.6% to $36,065,000 for the three and six months ended July 31, 2011, respectively, compared to $8,956,000 and $17,543,000 for the same periods last year. The increase resulted primarily from the equity earnings from our affiliates, and the higher revenues in our wholly-owned businesses, combined with slightly higher margins. Equity earnings from our affiliates increased $5,423,000 to $7,037,000 and $8,093,000 to $11,580,000 for the three and six months ended July 31, 2011, respectively, compared to $1,614,000 and $3,487,000 for the same periods last year. Our affiliates had significant increases in activity at copper and gold mine sites in Chile and Peru.

Energy Division	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 5,742	$ 5,843	$ 11,402	$ 15,392
Income before income taxes	259	480	1,239	2,997

Energy Division revenues decreased 1.7% to $5,742,000 and 25.9% to $11,402,000 for the three and six months ended July 31, 2011, respectively, compared to revenues of $5,843,000 and $15,392,000 for the same periods last year. The decreases were primarily attributable to lower natural gas prices compared to last year and, for the six months, the expiration of the forward sales contracts existing in the first three months of last year.

Income before income taxes for the Energy Division decreased 46.0% to $259,000 and 58.7% to $1,239,000 for the three and six months ended July 31, 2011, respectively, compared to $480,000 and $2,997,000 for the same periods last year. The decreases were due to the impact of lower natural gas prices and, for the six months, the expiration of the forward sales contracts existing in the first three months of last year.

Net gas production by the Energy Division for the three and six months ended July 31, 2011, was 1,135 MMcf and 2,227 MMcf, compared to 1,143 MMcf and 2,285 MMcf for the same periods last year. The average net sales price on production for the three and six months ended July 31, 2011, was $3.67 and $3.37 per Mcf, respectively, compared to $4.12 and $5.67 per Mcf for the same periods last year. The net sales price excludes revenues generated from third party gas.

Other	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 2,595	$ 2,682	$ 5,474	$ 5,065
Income before income taxes	501	544	804	792

Other revenues and income before income taxes were primarily the result of machining and fabrication operations.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $7,267,000 and $16,324,000 for the three and six months ended July 31, 2011, respectively, compared to $6,737,000 and $13,806,000 for the same periods last year. The increases were primarily attributable to legal and professional fees.

Internal Investigation

As previously reported, in connection with the Company updating its Foreign Corrupt Practices Act ("FCPA") policy, questions were raised internally in late September 2010 about, among other things, the legality of certain payments by the Company to agents and other third parties interacting with government officials in certain countries in Africa. The Audit Committee of the Board of Directors engaged outside counsel to conduct an internal investigation to review these and other payments with assistance from an outside accounting firm. The internal investigation, which is continuing, has found documents and information suggesting that improper payments, which may violate the FCPA and other local laws, were made over a considerable period of time, by or on behalf of, certain foreign subsidiaries of the Company to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates. The Company has terminated the employment of three overseas members of the Mineral Exploration Division management for failing to follow the Company's policies and procedures. In addition, as previously reported, the Company has appointed Gernot Penzhorn to replace Eric Despain as the President of the Minerals Exploration Division. The Company believes that its continuing efforts to enhance compliance with the FCPA, by the employees of the Mineral Exploration Division, will benefit from this change in leadership.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2011	2010	2011	2010
Revenues	$ 295,052	$ 253,300	$ 562,423	$ 484,015
Cost of revenues (exclusive of depreciation, depletion, and amortization shown below)	(231,419)	(197,746)	(431,644)	(369,658)
Selling, general and administrative expenses	(38,054)	(31,698)	(78,055)	(65,213)
Depreciation, depletion and amortization	(14,706)	(12,131)	(29,788)	(26,256)
Equity in earnings of affiliates	7,836	1,614	12,505	3,487
Interest expense	(717)	(517)	(1,061)	(1,043)
Other income, net	1,261	189	8,176	76
Income before income taxes	19,253	13,011	42,556	25,408
Income tax expense	(8,075)	(6,561)	(17,746)	(12,387)
Net income	11,178	6,450	24,810	13,021
Net income attributable to noncontrolling interests	(568)	--	(1,134)	--
Net income attributable to Layne Christensen Company	$ 10,610	$ 6,450	$ 23,676	$ 13,021

Earnings per share information attributable to
Layne Christensen Company shareholders:
Basic income per share	$ 0.55	$ 0.33	$ 1.22	$ 0.67

Diluted income per share	$ 0.54	$ 0.33	$ 1.20	$ 0.67

Weighted average shares outstanding - basic	19,453	19,386	19,449	19,378
Dilutive stock options and nonvested shares	204	136	223	148
Weighted average shares outstanding - dilutive	19,657	19,522	19,672	19,526

	As of
	July 31,	January 31,
(in thousands)	2011	2011
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 33,264	$ 44,985
Working capital, including current maturities of long term debt	151,280	93,309
Total assets	886,762	816,652
Total long term debt, excluding current maturities	47,500	--
Total Layne Christensen Company stockholders' equity	529,026	501,402

Common shares issued and outstanding	19,704	19,540
CONTACT: Layne Christensen Company
         Jerry W. Fanska
         Sr. Vice President Finance
         913-677-6858
         www.laynechristensen.com